Filed Pursuant to Rule 424(b)(3)

Registration No. 333-263516

Prospectus Supplement

(to Proxy/Prospectus dated August 12, 2022)

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF
VENTOUX CCM ACQUISITION CORP.

PROSPECTUS SUPPLEMENT

September 1, 2022

PROSPECTUS FOR SHARES OF
COMMON STOCK OF VENTOUX CCM ACQUISITION CORP.

Ventoux CCM Acquisition Company (the “Company”) has filed a proxy statement/prospectus, dated August 12, 2022 (the “Prospectus”) (File No. 333-263516), pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The following information supplements and updates the information contained in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement (the “Prospectus Supplement”) should be read together with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus A copy of the Prospectus can be accessed through the following link:

https://www.cstproxy.com/ventouxccm/sm2022/ .

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 54 of the Prospectus and in any applicable prospectus supplement, as well as in our periodic reports under the Securities Exchange Act of 1934, as amended, including our Annual Report on Form 10-K for the year ended December 31, 2022, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2022

Ventoux CCM Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39830	84-2968594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Putnam Avenue, Floor 4

Greenwich, CT 06830

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (646) 465-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VTAQ	The Nasdaq Stock Market LLC
Warrants	VTAQW	The Nasdaq Stock Market LLC
Rights	VTAQR	The Nasdaq Stock Market LLC
Units	VTAQU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On September 1, 2022, the Board of Directors of Ventoux CCM Acquisition Corp. (the “Company”) announced that its special meeting of stockholders (the “Special Meeting”), previously scheduled for 10:00 am Eastern Time on September 6, 2022, has been rescheduled for 10:00 am Eastern Time on September 14, 2022. In connection with the rescheduling of the Special Meeting, the Company has extended the deadline by which public holders of its common stock may request that it redeem all or a portion of such shares for cash if the business combination is consummated to Monday, September 12, 2022, at 5:00 p.m., Eastern Time (two business days prior to the vote at the rescheduled Special Meeting), in accordance with the procedures described in the Company’s proxy statement for the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ventoux CCM Acquisition Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTOUX CCM ACQUISITION CORP.

Date: September 1, 2022	By:	/s/ Matt MacDonald
Matt MacDonald
Chief Financial Officer

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